Mail Stop 3628

                                                              September 11,
2020


    Leah Nivison
    Chief Executive Officer
    GS Mortgage Securities Corporation II
    c/o Wells Fargo Bank, National Association
    9062 Old Annapolis Road
    Columbia, MD 21045

            Re:   GS Mortgage Securities Trust 2019-GC42
                  Form 10-K for the Fiscal Year Ended December 31, 2019 Filed March 19, 2020
                  File No. 333-226082-04

    Dear Ms. Nivison:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                              Sincerely,

                                                              /s/ Arthur C.
Sandel

                                                              Arthur C. Sandel
                                                              Special Counsel
                                                              Office of
Structured Finance



    cc:     Lisa Pauquette, Cadwalader, Wickersham & Taft LLP